Exhibit 99.1

Press Release

CONTACT:
Investor Relations Contact	Media Relations Contact
Brian S. Shipman, CFA	Andrew Spender
Group Vice President	Group Vice President
Gartner	Gartner
+1 203 316 6537	+1 203 316 3286
Investor.relations@gartner.com	andrew.spender@gartner.com

Gartner Names New Chief Financial Officer

STAMFORD, Conn., June 3, 2014 — Gartner, Inc. (NYSE:IT) announced today that Chris Lafond, Gartner’s Chief Financial Officer, will be leaving the Company on June 30th to pursue other opportunities. Gartner’s Chief Executive Officer Gene Hall said that Craig Safian, Gartner group vice president of global finance, has been named senior vice president and Chief Financial Officer effective immediately.

Mr. Lafond has served as CFO since October 2003. Mr. Safian, 45, has been at Gartner since 2002, holding a number of senior roles in the Finance organization including head of Corporate and Divisional Finance, Corporate Development, Strategy, and Pricing. Mr. Lafond will be available to assist in the transition.

“We thank Chris for his years of outstanding service to Gartner, his stewardship of the Finance organization and his key role in developing great talent,” Mr. Hall, said. “As a result, we are fortunate to have a deep bench in our Finance organization. Craig Safian reflects that strength. He understands our business completely, has been a key advisor to me and the Senior Management team for many years, and brings deep experience and integrity to the role. I look forward to continuing Gartner’s growth story with Craig as our CFO.”

Mr. Lafond commented, “I am very proud of what we have accomplished in my 10 years as Gartner’s CFO and to have been a part of this outstanding company for almost 20 years. Gartner is well positioned for continued growth well into the future, and Craig Safian will be a strong leader to help ensure that success.”

Mr. Safian earned a BS in Accounting from Rutgers University and an MBA from Emory University. He has a CPA certification from the State of New York. Additionally, he has worked in public accounting and has held finance leadership roles at Bristol-Myers Squibb and Headstrong.

About Gartner

Gartner, Inc. (NYSE: IT) is the world’s leading information technology research and advisory company. Gartner delivers the technology-related insight necessary for its clients to make the right decisions, every day. From CIOs and senior IT leaders in corporations and government agencies, to business leaders in high-tech and telecom enterprises and professional services firms, to technology investors, Gartner is a valuable partner in more than 14,000 distinct organizations. Through the resources of Gartner Research, Gartner Executive Programs, Gartner Consulting and Gartner Events, Gartner works with every client to research, analyze and interpret the business of IT within the context of their individual role. Founded in 1979, Gartner is headquartered in Stamford, Connecticut, USA, and has 6,100 associates, including more than 1,460 research analysts and consultants, and clients in 85 countries. For more information, visit www.gartner.com.